AMENDMENT NO. 7
TO THE SUB-ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.
AND HENDERSON INVESTMENT MANAGEMENT LIMITED

AMENDMENT NO. 7 (this “Amendment”), dated as of September 30, 2015, to the Sub-Advisory Agreement, dated August 31, 2001, as amended (the “Sub-Advisory Agreement”), between HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (hereinafter referred to as the “Adviser”) and HENDERSON INVESTMENT MANAGEMENT LIMITED (hereinafter referred to as the “Sub-Adviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, each of the Adviser and the Sub-Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended and is engaged in the business of rendering investment advice;

WHEREAS, the Sub-Adviser has been retained by the Adviser to provide investment advisory services to Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson International Opportunities Fund, Henderson Unconstrained Bond Fund, Henderson International Long/Short Equity Fund and Henderson International Select Equity Fund, each a series of the Trust, pursuant to the Sub-Advisory Agreement;

WHEREAS, the parties wish to amend the Sub-Advisory Agreement to add the Henderson Strategic Income Fund as a Portfolio covered by the Sub-Advisory Agreement pursuant to Paragraph 1 of the Sub-Advisory Agreement; and

WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Sub-Advisory Agreement shall have the same meanings as therein defined.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A.          Schedule A of the Sub-Advisory Agreement is amended and restated in its entirety as provided in Schedule A attached hereto.

B.          Solely for purposes of this Amendment and with respect to Henderson Strategic Income Fund only, the first sentence of the first paragraph of Paragraph 3 of the Sub-Advisory Agreement is amended and restated in its entirety as follows:

3.           Term; Termination. This Agreement shall remain in full force for an initial term until August 31, 2016, with respect to the Henderson Strategic Income Fund, unless sooner terminated as hereinafter provided.

C.          This Amendment does not in any way limit the ability to add additional Portfolios to the Sub-Advisory Agreement pursuant to the provisions of Paragraph 1 or to amend Schedule A thereto pursuant to the provisions of Paragraph 11 of the Sub-Advisory Agreement.

D.     If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Sub-Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the Investment Company Act of 1940, as amended, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

[The Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By:___________________________________ Name: James G. O’Brien Title: Managing Director
HENDERSON INVESTMENT MANAGEMENT LIMITED By:___________________________________ Name: Title:

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SCHEDULE A

Henderson All Asset Fund:
0.35% of all assets under management

Henderson Dividend & Income Builder Fund:
0.35% of all assets under management

Henderson Emerging Markets Opportunities Fund:
0.35% of all assets under management

Henderson European Focus Fund:
0.35% of all assets under management

Henderson Global Equity Income Fund:
0.35% of all assets under management

Henderson Strategic Income Fund:
0.35% of all assets under management

Henderson Global Technology Fund:
0.35% of all assets under management

Henderson International Opportunities Fund:
0.35% of all assets under management

Henderson Unconstrained Bond Fund:
0.35% of all assets under management

Henderson International Long/Short Equity Fund:
0.35% of all assets under management

Henderson International Select Equity Fund:
0.35% of all assets under management

Schedule A - Page 1